Exhibit 99.02
     Cardinal Health, Inc. (the “Company”) incurred special items during the first quarter of fiscal 2006 consisting primarily of restructuring charges of $9.1 million, merger-related charges of $7.8 million and costs related to the Securities Exchange Commission (“SEC”) investigation and Audit Committee internal review and related matters of $5.9 million. The costs were partially offset by income of $0.1 million received in conjunction with the settlement of litigation arising from antitrust claims alleging certain prescription drug manufacturers took improper actions to delay or prevent generic drug competition. Restructuring charges primarily relate to the previously announced global restructuring program in connection with the Company’s One Cardinal Health initiative. The costs incurred to date under the global restructuring program primarily consist of employee-related costs, asset impairments and facility exit costs. Merger-related charges include such items as employee-related costs and costs associated with exit and consolidation of facilities, as well as costs of integrating acquired businesses. Costs related to the SEC investigation and Audit Committee internal review and related matters primarily include legal fees and document preservation and production costs. On an after-tax basis, the special items incurred during the first quarter of fiscal 2006 totaled $14.5 million compared to $20.0 million for the year-earlier period. In the opinion of management, these special items, by their nature, rarely have predictable trends and are not truly reflective of ongoing operating results. Therefore, the Company presents its results on both a basis using generally accepted accounting principles (“GAAP”) and a basis excluding these special items.
     Management uses the basis excluding these special items to measure its performance in addition to the GAAP results. As the Company’s core business is providing health care products and services to the healthcare industry, management finds it useful to use a metric that does not include charges and gains associated with restructuring, merger-related activity and litigation. While these special items may be recurring items for the Company, management believes they are not reflective of the day-to-day offering of its products and services and relate to more strategic, multi-year corporate actions that tend to mask the trends and financial performance of the Company’s products and services. Management also believes that investors may also find an unmasked view of the Company’s core operations to be useful.
     In addition, the Company presented certain items as non-recurring or significant in nature. The Company believes the presentation of these items is useful for investors to assess the operating results and trends. During the first quarter of fiscal 2006, these items include asset impairment charges and losses on sale of fixed assets of $2.5 million and a $31.8 million charge that was necessary after review of the performance terms of contracts and related to credits for a limited number of vendors erroneously not processed and recorded during prior periods. On an after-tax basis, the charges totaled $23.2 million during the first quarter of fiscal 2006.
     The Company also presented certain financial metrics excluding the impact of equity compensation. The presentation of these metrics excluding the impact of equity compensation aids the reader to understand comparability between periods and operating trends. During the first quarter of fiscal 2006, equity compensation expense totaled $82.9 million, or $52.3 million after-tax, compared to $2.1 million, or $1.4 million after-tax, for the year-earlier period.
     Management encourages readers to rely upon the GAAP numbers, but includes the amounts that have been adjusted as a supplemental metric to assist readers. It should be noted that the items being adjusted from the GAAP results represent actual income or expense to the Company. These items impact operating cash flow available to support on-going operations. As such, these items are an important component of the financial performance of the Company and any metric excluding them will present an incomplete picture.